Exhibit 10.29

2525 16th Street, Suite 310

San Francisco, CA 94103

September __, 2020

Sean Foy

[Address]

VIA EMAIL

Dear Sean,

As you know, Shift Technologies, Inc. (the “Company”) is being merged (the “Merger”) with and into IAC Merger Sub, Inc. pursuant to that certain Merger Agreement dated as of June 29, 2020, by and between Shift Technologies, Inc., Insurance Acquisition Corp. and IAC Merger Sub, Inc. (the “Merger Agreement”), pursuant to which the Company will be the surviving entity and will be a wholly owned subsidiary of Insurance Acquisition Corp.

Prior to the Merger, and via this letter (the “Letter Agreement”), the Company’s Board of Directors (the “Board”) wants the Company to ensure that amounts that have been discussed with you in the past are provided to you. Accordingly, the Board has approved the following bonus to be paid to you, subject to your continued employment through the date that all of the closing conditions for the Merger have been met or waived by the applicable party (the “Closing Conditions Date”):

●	$154,000 discretionary bonus to assist you in satisfying your loan obligation pursuant to the Promissory Note (defined below) (the “Loan Bonus”).

The Loan Bonus shall be paid to you on or about the Closing Conditions Date, but no later than the effective time of the Merger. If the closing conditions for the Merger are not met by March 15, 2021, this Letter Agreement shall be cancelled and considered null and void.

Pursuant to the terms of that certain Partial-Recourse Promissory Note executed by you and dated January 14, 2019 (the “Promissory Note”), the principal balance (including any unpaid interest) of the loan obligation under the Promissory Note is payable in full prior to the Company becoming publicly traded, as any such loan would be illegal pursuant to Section 402 of the Sarbanes-Oxley Act because you will be subject to Section 16 of the Securities and Exchange Act of 1934.

By signing below, you authorize the Company to deduct from the Loan Bonus, after applicable tax withholding, an amount equal to the pay-off value of the loan obligation underlying the Promissory Note, provided that, if the Loan Bonus is insufficient to satisfy the Promissory Note, you agree to pay any additional amounts necessary to satisfy the loan obligation underlying the Promissory Note to the Company, in cash, before the effective time of the Merger.

Your authorization for the payroll deduction above may be withdrawn or amended by you at any time by providing a written letter to the Board to such effect, provided that you remain required to satisfy the Promissory Note prior to the effective time of the Merger.

Shift Technologies, Inc.

By:

Its:

Accepted and Agreed to:

Sean Foy